1

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-8A/A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it is amending and adopting as its own the Notification of Registration of Oppenheimer Integrity Funds, a Massachusetts business trust, under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

OPPENHEIMER INTEGRITY FUNDS

(Exact Name as Specified in Charter)

6803 South Tucson Way Centennial, Colorado	80112-3924
Address of Principal Business Office (No. & Street, City, State)	(Zip Code)

Registrant’s Telephone Number, including Area Code (303) 768-3200

Arthur S. Gabinet, Esq.

OppenheimerFunds, Inc.

Two World Financial Center, 225 Liberty Street

New York, NY 10281-1008

(Name and Address of Agent for Service of Process)

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes    [X]*                No   [ ]

* Oppenheimer Integrity Funds filed an amendment to the registration statement of OPPENHEIMER INTEGRITY FUNDS, a Massachusetts business trust, under and pursuant to the provisions of section 8(b) of the Investment Company Act of 1940 on August 21 2012, to be effective on August 22, 2012, concurrently with the filing of this Form N-8A/A, amending and adopting such registration statement as its own pursuant to Rule 414 under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this amendment to the Notification of Registration to be duly signed on its behalf, in the City of New York, and State of New York, on the 21st day of August 2012.

OPPENHEIMER INTEGRITY FUNDS

By: /s/ Lisa I. Bloomberg

Name: Lisa I. Bloomberg

Title: Assistant Secretary

Attest: /s/ Taylor V. Edwards

Name: Taylor V. Edwards

Title: Assistant Secretary